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                                                                    EXHIBIT 23.1



                        Consent of Independent Auditors



The Board of Directors
Digimarc Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Digimarc Corporation of our report dated March 9, 1999, except as to note 12(b), which is as of December 1, 1999 relating to the balance sheets of Digimarc Corporation as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form S-1 of Digimarc Corporation (No. 333-87501).


/s/ KPMG LLP

Portland, Oregon
February 24, 2000